Exhibit 10.23

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated as of January 8, 2012, by and between Texas Roadhouse Management Corp., a Kentucky corporation (the “Company”), and Steven L. Ortiz, a resident of the State of Nevada (“Executive”) is entered into as of November 30, 2012.

A.                                    The Company and Executive are parties to the Agreement.

B.                                    Executive and the Company each desire to amend the Agreement to make certain changes with respect to the bonus provisions to reflect changes being made to the incentive bonus plan of the Company and its affiliates.

NOW, THEREFORE, the Agreement is hereby amended by adding the following new Section 4(b)(iii) to the Agreement immediately following Section 4(b)(ii) thereof:

“(iii)                         Notwithstanding the foregoing provisions of this Section 4(b), the Compensation Committee of the Board may determine that the Incentive Bonus for any fiscal year commencing after December 25, 2012 will be earned and paid on an annual rather than a quarterly basis; provided, however, that the Incentive Bonus, if any, for a fiscal year shall be paid within 2-1/2 months following the close of such fiscal year.”

IN WITNESS WHEREOF, Executive and the Company have executed this First Amendment on this 30th day of November, 2012.

TEXAS ROADHOUSE MANAGEMENT CORP.

By:	/s/ Scott M. Colosi
Name:	Scott M. Colosi
Title:	President

STEVEN L. ORTIZ

/s/ Steven L. Ortiz